Exhibit 99.(b).1

AMENDMENT TO

AMENDED AND RESTATED

BY-LAWS OF

JOHN HANCOCK OPEN-END FUNDS

AND

JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND

JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

As Amended:   March 11, 2008

Trustees. The By-laws Article addressing Trustees be and it hereby is amended to add a new final section as follows:

Retirement Age. That the retirement age for Trustees shall be seventy two and that therefore each Trustee shall retire from service on December 31 of the year in which he or she reaches his or her seventy-second birthday.